AMENDMENT NO. 1
TO THE
FIFTH AMENDED AND RESTATED BY-LAWS
OF
TRACTOR SUPPLY COMPANY

1.Article I, Section 1.3 of the Fifth Amended and Restated By-laws of Tractor Supply Company (the “Corporation”) is hereby amended in its entirety to read as follows:
Section 1.3 Special Meetings.

(a)Special meetings of the stockholders may be called by the Chairman of the Board, the Chief Executive Officer, the President, or at the request of one or more stockholders who Net Long Beneficially Own, in the aggregate, not less than twenty percent (20%) of the outstanding shares of common stock of the Corporation (the “Minimum Holding”).

(b)Within 30 days of receipt by the Secretary of a written request from stockholders who own the Minimum Holding (a “Special Meeting Request”), it shall be the duty of the Board to cause a special meeting of stockholders to be held not later than 90 days after receipt of such Special Meeting Request.

(c)A special meeting requested by stockholders shall be held unless the Special Meeting Request is delivered during the period beginning 90 days prior to the anniversary of the preceding year’s annual meeting of stockholders and ending on the date of the next annual meeting.

(d)In determining whether the Minimum Holding has been achieved, multiple Special Meeting Requests delivered to the Secretary will be considered together if each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the requested special meeting (in each case as determined in good faith by the Board).

(e)The business transacted at any special meeting of shareholders is limited to the purpose or purposes stated in the notice of the meeting given pursuant to this Section 1.3. Notwithstanding anything in these By-laws to the contrary, the Board may submit its own proposal or proposals for consideration at a special meeting. Except in accordance with this Section 1.3, stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders.

(f)A Special Meeting Request must be delivered by hand or by mail or courier service, postage prepaid, to the attention of the Secretary of the Corporation at the principal executive offices of the Corporation.

(g)A Special Meeting Request shall be valid only if it is signed and dated by each stockholder of record submitting the Special Meeting Request and each beneficial owner, if any, on whose behalf the Special Meeting Request is being made, or such stockholder’s or beneficial owner’s duly authorized agent (each, a “Requesting Stockholder”), and includes (A) a statement of the specific purpose(s) of the special meeting and the reasons for conducting such business at the meeting; (B) in the case of any director nominations proposed to be presented at the special meeting, the information required by Section 1.1(c); and (C) in the case of any matter (other than a director nomination) proposed to be conducted at the special meeting, the information required by Section 1.1(b).

(h)The Special Meeting Request must also include (A) an agreement by the Requesting Stockholders to notify the Corporation promptly in the event of any disposition prior to the time of the special meeting of any shares included within any Requesting Stockholder’s Net Long Beneficial Ownership as of the date on which the Special Meeting Request was delivered to the Secretary; (B) an acknowledgement that prior to the special meeting any disposition of shares of the Corporation’s common stock included within any Requesting Stockholder’s Net Long Beneficial Ownership as of the date on which the Special Meeting Request was delivered to the Secretary shall be deemed to be a revocation of such Special Meeting Request with respect to such disposed shares and that any decrease in the Requesting Stockholders’ aggregate Net Long Beneficial Ownership to less than the Minimum Holding shall be deemed to be a revocation of such Special Meeting Request; and (C) documentary evidence that the Requesting Stockholders (or the beneficial owners on whose behalf the Special Meeting Request is made) had Net Long Beneficial Ownership of the Minimum Holding as of the date of delivery of the Special Meeting Request to the Secretary.
(i)The Requesting Stockholders on whose behalf the Special Meeting Request is being made shall further update and supplement the information provided in the Special Meeting Request, if necessary, as set forth in Section 1.1(e).

(j)If none of the Requesting Stockholders appears or sends a duly authorized agent to present the business specified in the Special Meeting Request to be presented for consideration, the Corporation need not present such business for a vote at the special meeting, notwithstanding that proxies in respect of such business may have been received by the Corporation.

(k)With respect to this Section 1.3, a stockholder must comply with all applicable provisions of these By-Laws and all requirements of Delaware law and the Exchange Act and the rules and regulations thereunder.

(l) In the event the Board of Directors calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, nominations of persons for election to the Board of Directors may be made by any stockholder that is a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) at the time of giving the notice provided for in this Section 1.3(l), that is entitled to vote at such meeting and that has given timely notice thereof in writing to the Secretary of the Corporation in compliance with this Section 1.3(l). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation in compliance with this Section 1.3(l). To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the later of (i) the ninetieth day prior to such special meeting or (ii) the tenth day following (1) the day on which the notice containing the date of the special meeting is provided by the Corporation or (2) public disclosure of the special meeting date was made, whichever first occurs; provided, however, that any such notice which is received later than the fifth business day prior to the meeting may be disregarded. In no event shall any adjournment, deferral or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as provided above. To be in proper written form, such stockholder’s notice shall set forth all of the information described in, and otherwise be in compliance with, Section 1.1(c) of these By-laws. In addition, any stockholder who submits a notice pursuant to this Section 1.3(l) is required to update and supplement the information disclosed in such notice, if necessary, in accordance with Section 1.1(e). If any information submitted pursuant to this Section 1.3(l) by any stockholder proposing one or more nominees for election as a director at a special meeting of stockholders is inaccurate in any material respect, such information shall be deemed not to have been provided in accordance with this Section 1.3(l). The presiding person at the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these By-laws, and if he should so determine, he shall so declare at the meeting, and the defective nomination shall be disregarded.

(m)For the purposes of this Section 1.3, the following definitions shall apply:

(A)An “Affiliate” of a person shall mean another person that, directly or indirectly through one of more intermediaries, controls, is controlled by or is under common control with such person.

(B)An “Associate” of a person shall mean (i) any corporation or organization (other than a majority-owned subsidiary of such person) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its parents or subsidiaries.

(C)“Net Long Beneficial Ownership” shall mean the shares of stock of the Corporation that such person or, if such person is a nominee, custodian or other agent that is holding the shares on behalf of another person (the “beneficial owner”), that such beneficial owner would then be deemed to own pursuant to Rule 200(b) under the Exchange Act, excluding, at any time, any shares as to which such stockholder or beneficial owner does not then have the right to vote or direct the vote and excluding, at any time, any shares as to which such person or beneficial owner (or any Affiliate or Associate of such person or beneficial owner) had directly or indirectly entered into (or caused to be entered into) and not yet terminated a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares, and further subtracting from any person’s ownership of shares at any time such person’s (and such person’s Affiliates’ and Associates’) “short position” (as defined pursuant to Rule 14e-4(a) under the Exchange Act), all as the Board of Directors shall determine in good faith.

2.Article I, Section 1.1(e) of the Fifth Amended and Restated Bylaws is hereby amended in its entirety to read as follows:

(e) Update and Supplement of Stockholder’s Notice. Any stockholder who submits a notice of proposal for business or nomination for election pursuant this Section 1.1 or Section 1.3, or a nomination for election pursuant to Section 1.2 of the By-laws, is required to update and supplement the information disclosed in such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting of stockholders and as of the date that is ten (10) business days prior to such meeting of the stockholders or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting of stockholders (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting of stockholders or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting of stockholders or any adjournment or postponement thereof).
3.Except as set forth in this Amendment No. 1 to the Fifth Amended and Restated By-laws of the Corporation, the Fifth Amended and Restated By-laws of the Corporation remain in full force and effect.

4.This Amendment No. 1 to the Fifth Amended and Restated By-laws of the Corporation was duly approved and adopted by the Board of Directors of the Corporation on March 19, 2020.